Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 9, 2006, accompanying the financial statements and supplemental information of Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan on Form 11-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sun Hydraulics Corporation on Form S-8 (File No. 333-30801, effective July 3, 1997, File No. 333-83269, effective July 20, 1999, File No. 333-62816, effective June 12, 2001, File No. 333-66008 effective July 27, 2001, File No. 333-119367, effective September 29, 2004, and File No. 333-124174, effective April 19, 2005).

/s/ Grant Thornton LLP

Tampa, Florida

June 27, 2007

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